UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2019

   First Community Corporation

(Exact Name of Registrant As Specified in Its Charter)

   South Carolina

(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina	29072
(Address of Principal Executive Offices)	(Zip Code)

   (803) 951-2265

(Registrant’s Telephone Number, Including Area Code)

   Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $1.00 per share	FCCO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2019, First Community Corporation announced the retirement of Joseph G. Sawyer, as the company’s Executive Vice President and Chief Financial officer effective December 31, 2019 and the hiring of Donald Shawn Jordan to serve as the company’s Executive Vice President and Chief Financial Officer effective January 1, 2020. The company previously announced Mr. Sawyer’s intent to retire during the latter part of 2019 with a date to be determined once a successor was chosen. Mr. Jordan begins employment with the company on November 12, 2019 to allow for a transition period with Mr. Sawyer.

Mr. Jordan, age 51, has had a 28-year career in the banking industry and has held leadership and executive positions with public and private financial institutions including local, regional and national organizations. His responsibilities have included corporate analytics, strategic planning, budgeting, forecasting, internal reporting, balance sheet management, interest rate risk planning, allowance for credit losses including CECL, regulatory relations, and mergers and acquisitions. Since April 2018, Mr. Jordan has served as Senior Vice President and Manager of Corporate Analytics with IBERIABANK, a $32 billion asset institution. Prior to joining IBERIABANK, from October 2011 until its merger with State Bank Financial Corporation in October 2017, Mr. Jordan worked with AloStar Bank of Commerce where he served as Executive Vice President and Chief Financial Officer. Mr. Jordan stayed on with State Bank Financial Corporation until March 2018. He holds a bachelor’s degree in economics from Centre College and an MBA from Eastern Kentucky University.

Mr. Crapps commented, “Shawn’s long tenure in the banking industry combined with diverse experience in various finance roles have well prepared him for this opportunity.” In reflecting on Mr. Jordan’s hiring as First Community’s new Chief Financial Officer role, Mr. Crapps noted, “Shawn brings his passion and enthusiasm along with his talent and experience to his new role and we are excited about the contributions he will make as our Chief Financial Officer and as a member of the bank’s Executive Leadership Team.”

Mr. Jordan will receive an annual salary of $235,000 and be eligible to participate in the company’s cash and equity executive incentive plans and all of the employee benefit plans, policies and arrangements available to other executive officers of the company. He will receive a signing bonus and a grant of shares of restricted stock that will vest over five years, subject to continued service. He will also be provided with a Supplemental Executive Retirement Plan and an employment agreement.

There are no arrangements or understandings between Mr. Jordan and any other person pursuant to which he was appointed to the positions described above. There are no family relationships between Mr. Jordan and any director or executive officer of the Company. Mr. Jordan is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On October 25, 2019, First Community Corporation issued a press release announcing the retirement date for Mr. Sawyer and the hiring of Mr. Jordan. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Item	Exhibit and Exhibit List

99.1	First Community Corporation Press Release dated October 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION

By:	/s/ Joseph G. Sawyer
Name:	Joseph G. Sawyer
Title:	Chief Financial Officer

Dated: October 25, 2019